UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 6, 2008

First Keystone Financial, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25328	23-2576479
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

22 West State Street, Media, Pennsylvania		19063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(610) 565-6210

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 6, 2008, the stockholders of First Keystone Financial, Inc. (the "Company") approved the amendment of Article 5 of the Company's Amended and Restated Articles of Incorporation to insert a new subsection D (the "Articles Amendment").  In addition, as a result of the approval by the stockholders of the Articles Amendment, the Board of Directors' action to amend Sections 3.1 and 3.2 of the Company's Amended and Restated Bylaws (collectively, with the Articles Amendment, the "Amendments") become effective.  The purpose of the Amendments is to make the Company's common stock eligible for participation in a Direct Registration Program operated by a clearing agency (such as the one offered by the Depository Trust Company), pursuant to Nasdaq Marketplace Rule 4350(1), as recently amended. To be eligible for a Direct Registration Program, the Company's common stock must qualify as "eligible securities," meaning that the Company must permit electronic direct registration of the common stock in an investor's name on the books of the transfer agent or the Company, and similarly allow the common stock to be transferred between a transfer agent and broker. Accordingly, the Amendments were adopted to provide for a system of issuance, recordation and transfer of the Company's common stock by electronic or other means not involving any issuance of physical certificates.

The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, which are attached to this Current Report as Exhibits 3.1 and 3.2, respectively, are incorporated into this Item 5.03 by this reference. The description of the Amendments is qualified in its entirety by reference to Exhibits 3.1 and 3.2 hereto. The amendment of the Articles of Incorporation was effective as of February 6, 2008.

As of the date hereof, the Company has not made any determination whether or not to implement electronic direct registration for its common stock.

ITEM 9.01    Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

The following exhibits are filed herewith.

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of the Company

3.2	Amended and Restated Bylaws of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST KEYSTONE FINANCIAL, INC.

Date: February 12, 2008	By:	/s/Rose M. DiMarco
Rose M. DiMarco Chief Financial Officer